(d)(1)(iii)

March 1, 2015

Todd Modic

Senior Vice President

Voya Investments, LLC

7337 E. Doubletree Ranch Road

Suite 100

Scottsdale, AZ  85258

Ladies and Gentlemen:

Pursuant to the Sub-Advisory Agreement, dated December 17, 2007, between Schroder Investment Management North America, Inc. (“Schroder”), a former sub-adviser to Voya Multi-Manager International Small Cap Fund (the “Fund”), a series of Voya Mutual Funds, and Voya Investments, LLC (“VIL”), the sub-advisory fee rate payable by VIL to Schroder on behalf of the Fund was reduced on June 1, 2009.

Pursuant to the Sub-Advisory Agreement, dated March 1, 2005, between Acadian Asset Management LLC (“Acadian”), sub-adviser to the Fund, and VIL, the sub-advisory fee rate payable by VIL to Acadian on behalf of the Fund was reduced on January 1, 2010.  On November 18, 2014, Acadian executed a new Sub-Advisory Agreement.

By our execution of this letter agreement, we hereby notify you of our intention to lower the annual investment management fee for the Fund with a corresponding reduction if a benefit exists based upon the aggregate blended sub-advisory fee of all sub-advisory fee rates for the Fund (the “Reduction”) for the period from March 1, 2015 through March 1, 2016.  The Reduction shall be calculated as follows:

Reduction = 50% x (aggregate blended sub-advisory fee of all sub-advisory fee rates for the Fund prior to the June 1, 2009 — the aggregate blended sub-adviser fee rates after January 1, 2010).

Notwithstanding the foregoing, termination or modification of this letter requires approval of the Board of Trustees of Voya Mutual Funds.

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Please indicate your agreement to this reduction by executing below in the place indicated.

Very sincerely,

		By:	/s/ Todd Modic
Todd Modic
Senior Vice President
Voya Investments, LLC
Agreed and Accepted:
Voya Mutual Funds
(on behalf of the Fund)

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President